EXHIBIT 99

             DARDEN REPORTS 50% GROWTH IN FIRST QUARTER EARNINGS PER
                     SHARE DRIVEN BY DOUBLE-DIGIT COMPARABLE
                           RESTAURANT SALES INCREASES

ORLANDO, FL - Double-digit comparable restaurant sales increases at both Red Lobster and Olive Garden led to strong first quarter results at Darden Restaurants, Inc. The Company today reported earnings after tax of $35.2 million for the quarter or 24 cents per diluted share, an increase of 50% in earnings per share over last year.

"This has been an outstanding quarter," said Joe R. Lee, Chairman and Chief Executive Officer. "We are extremely pleased with the sales performance of Red Lobster and Olive Garden. These results are directly attributable to the focus on operating excellence by Brad Blum at Olive Garden and Dick Rivera at Red Lobster and by employees throughout our organization."

Highlights for the quarter ended August 30, 1998 included:

o Earnings after tax for Darden Restaurants, Inc. in the first quarter were $35.2 million, or 24 cents per diluted share, on $886.1 million in sales. This compares to earnings after tax of $24.4 million, or 16 cents per diluted share, on sales of $809.3 million in the prior year.

o Red Lobster posted an 11.6% comparable restaurant sales gain in the first quarter. This is the best comparable restaurant sales gain for the concept in this decade.

o Olive Garden recorded a 10.7% comparable restaurant sales gain in the first quarter, making this the 16th consecutive quarter of comparable restaurant sales gains and the second consecutive quarter of double-digit gains.

o Bahama Breeze continued to produce strong sales at all three locations. Restaurants are currently under development in Tampa, Atlanta, Columbus, OH, Raleigh, NC and Miami. Several other cities are also slated for expansion.

o The Company purchased 3.2 million shares of common stock in the first quarter, proceeding with its previously announced share buyback program.

o The Board of Directors declared the regular 4 cents per share semi-annual dividend payable November 1, 1998 to shareholders of record October 9, 1998.


OPERATING HIGHLIGHTS

RED LOBSTER'S comparable restaurant sales were up 11.6%. This was the best comparable sales performance at Red Lobster this decade. Sales of $513.3 million were approximately 9%


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

above the prior year. The strong promotional offerings of "Bottomless Crab" and "30 Shrimp" generated increased customer traffic and sales throughout the chain. The two successful high-volume promotions helped produce a double-digit operating profit increase despite their higher food and labor costs, and expenses associated with increased training to generate ongoing improvement in food and service.

"We certainly are moving in the right direction," said Dick Rivera, President of Red Lobster. "We had a great opportunity this quarter to show off the changes at Red Lobster to many longtime and new customers. I am proud of our restaurant management teams and crews for rising to the occasion and providing our guests with hospitality you can taste and hospitality you can touch. The level of enthusiasm and energy at Red Lobster is on the rise. We still have more changes to make and much more work ahead of us, but we are well on our way."

OLIVE GARDEN'S comparable restaurant sales gain of 10.7% represented the second consecutive quarter of double-digit gains and the 16th consecutive quarter of comparable restaurant sales increases. Sales of $367.3 million were over 9% above the prior year. As a result of increased sales and traffic, operating profit once again rose at a strong double-digit pace for the quarter. Margin improvement was driven by greater sales leverage and decreased marketing expenditures.

"The performance of our restaurants speaks to our commitment to quality " said Brad Blum, President of Olive Garden. "Hospitaliano, our passion for 100% Guest Delight, is really making a difference, as evidenced by significant increases in guest visits. We are a family of local restaurants focused on delighting every guest with a genuine Italian dining experience. The leadership and dedication of our restaurant teams have propelled Olive Garden to the best performance in our 15-year history. And we believe the best is still to come."

BAHAMA BREEZE continued to produce strong sales at all three restaurants, including the newest location in Memphis, TN. Restaurants are currently under development in Tampa, Atlanta, Columbus, OH, Raleigh, NC, and Miami. Several other cities are also slated for expansion.

OTHER ACTIONS

The Company continued buyback of its common stock in the open market, purchasing
3.2 million shares in the first quarter. Cumulatively, the Company has repurchased 23.7 million shares out of total authorizations to date of 30.8 million shares.

Darden Restaurants Inc., based in Orlando, Florida, owns and operates Red Lobster, Olive Garden and Bahama Breeze restaurants with annual sales of $3.3 billion.


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

                            DARDEN RESTAURANTS, INC.
                              NUMBER OF RESTAURANTS

         08/24/97                                             08/30/98

              652            RED LOBSTER USA                       646
               50            RED LOBSTER CANADA                     34
          -------                                               ------
              702            TOTAL RED LOBSTER                     680

              459            OLIVE GARDEN USA                      459
               16            OLIVE GARDEN CANADA                     5
          -------                                               ------
              475            TOTAL OLIVE GARDEN                    464

                2            BAHAMA BREEZE                           3
          -------                                               ------
            1,179            TOTAL RESTAURANTS                   1,147


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